EXHIBIT 99.1

Mobetize Signs Letter of Intent With Leading International Remittance Company

BLAINE, Wash., June 3, 2014 (GLOBE NEWSWIRE) -- Mobetize Corp. (OTCBB:MPAY) announces that it has signed a letter of intent with a leading international remittance company with operations including: cash to bank account, money transfer, and fax/phone money transfer services. Their partners include banks and non-banking financial company's (NBFCs) worldwide.

Stephen Fowler, President, Mobetize Corp. stated, "We are very pleased with this initial agreement and look forward to further building this relationship. This partner firm has licenses in Canada, the U.S. and Mexico along with an agent network with over 30,000 payout locations throughout Latin America and Asia, and a leadership position as one of the largest and best paying networks in both the Philippines and Mexico, making them an ideal partner as we look to expand the reach of Mobetize's products and services."

The Mobetize integrated software suite is specifically designed for Telecom Operators, MNO's and MVNO's. The Company's Mobile Super Wallet enables telecom companies to integrate and offer mobile financial services with their existing custom telecom product offerings. Mobetize sees the smartRemit product as a key part in the Company's strategy to deliver a suite of Mobile Financial Services to Telecom clients.

About Mobetize Corp.

Mobetize Corp. (MPAY) is a technology leader in mobile commerce payment solutions. The Company's smart solutions platform empowers its customers to increase ARPU and decrease churn while making unsurpassed improvement to customer retention. Mobetize solutions shift existing e-commerce to mobile with unrivaled simplicity, efficiency and cost-effectiveness.

Mobetize's brand-able platform brings mobile devices secure and easy bill management, payments, recharge, domestic money transfers, international remittances, point-of-sale functionality and numerous other related technologies. Mobetize provides the industry's most complete mobile solutions platform to both telecommunications operators and payment gateways. For more information, visit http://www.mobetize.com.

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT: Stephen Fowler
         Mobetize Corp.
         (206) 347-4515
         sfowler@mobetize.com

         John Nesbett or Jennifer Belodeau
         Institutional Marketing Services (IMS)
         (203) 972-9200
         jnesbett@institutionalms.com